Exhibit 99.1

A.P. Pharma Appoints Stephen R. Davis to Its Board of Directors

REDWOOD CITY, Calif. – February 19, 2010 – A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced the appointment of Stephen Davis to its board of directors. Mr. Davis was the chief executive officer for Neurogen Corporation, which was recently acquired by Ligand Pharmaceuticals. His appointment brings the number of A.P. Pharma board members to seven.

“Steve’s industry experience and extensive business acumen will make him a valuable addition to A.P. Pharma’s board of directors as we continue to advance APF530 towards commercialization for the prevention of chemotherapy-induced nausea and vomiting,” said Paul Goddard, Ph.D., A.P. Pharma’s board chairman.

Mr. Davis joined Neurogen Corporation in 1994, where he most recently served as the organization’s chief executive officer and president.  Prior to joining Neurogen, he was employed by Milbank, Tweed, Hadley & McCloy LLP as a corporate and securities attorney. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co.  Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. degree from Vanderbilt University. He is also a director of Trimeris, Inc.

“As A.P. Pharma approaches its PDUFA date for APF530, I am excited to have the opportunity to join the Company’s board of directors,” said Mr. Davis.  “It is a transformational time in A.P. Pharma’s history, and I look forward to working with the board and management team.”

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of chemotherapy-induced nausea and vomiting (CINV). The New Drug Application (NDA) for APF530 was submitted to the U.S. Food and Drug Administration (FDA) in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

A.P. Pharma’s Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts
Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564